Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MAY 31, 2015 AND

DECLARES QUARTERLY DIVIDEND

Midlothian, TX. June 19, 2015 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2015. Highlights include:

•	Consolidated net sales increased $9.4 million for the quarter, or 6.7%.

•	EBITDA, a non GAAP measure, increased 11.5% over the comparable quarter.

•	Cash provided by operating activities increased by 130.9%.

•	Diluted earnings per share increased 16.1% from $0.31 for the comparable quarter last year to $0.36 for current year quarter.

Financial Overview

The Company’s consolidated net sales for the quarter ended May 31, 2015 were $150.6 million compared to $141.2 million for the same quarter last year, an increase of 6.7%. Print sales increased 9.5% from $88.4 million to $96.8 million and apparel sales increased 1.9% from $52.8 million to $53.8 million. Consolidated gross profit margin (“margin”) was $37.5 million for the quarter, or 24.9%, compared to $35.4 million, or 25.1% for the same quarter last year. Print margin was 31.0% for the quarter compared to 30.5% for the same quarter last year, while apparel margin was 14.1% for the quarter compared to 16.0% for the comparable quarter last year. Apparel margin was impacted by higher input costs due to lower initial manufacturing efficiencies related to our strategic decision to transition to more non-commodity program business and the continuing competitive selling price pressures in the marketplace on commodity type products. Net earnings for the quarter was $9.2 million, or $0.36 per diluted share as compared to $8.0 million, or $0.31 per diluted share for the same quarter last year, an increase of 16.1%.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest, taxes, depreciation, and amortization) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

During the quarter, the Company generated $19.2 million in EBITDA compared to $17.3 million for the comparable quarter last year, or an increase of 11.5%.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended May 31,
	2015	2014

Net earnings	$9,171	$8,032
Income tax expense	5,387	4,717
Interest expense	478	502
Depreciation and amortization	4,210	3,999

EBITDA (non-GAAP)	$19,246	$17,250

% of sales	12.8%	12.2%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “The print group continued its strong performance during the quarter, improving margins by 50 basis points. The apparel group continues to be impacted by market dynamics. The discounting that was prevalent in the apparel marketplace for most of last fiscal year is continuing as expected into fiscal 2016. As such, our ability to raise prices to offset any input cost increases has been, and we believe will continue to remain, difficult. Margins will continue to be restrained below historical levels unless relieved from the cost side. We are starting to see some relief on the cotton pricing, which could lead to cost side relief in quarters to come, unless we are forced to concede these savings due to market pressures. While our apparel sales improved during the quarter due to the non-commodity private label programs we entered into as part of our strategic initiative, our cost, as expected, increased some due to manufacturing complexities associated with these programs. These costs should fall back in line now that all the processes have been put into place and the initial learning curve overcome. On the print front, we continue to be pleased with the integration of the latest acquisitions and the margins of our print group as a whole. We were also pleased by the fact that we were able to pay down our debt 20% during the quarter, or $21.0 million, due to the effective management of our receivables and inventories. Overall, while we continue to believe fiscal year 2016 will be challenging, we continue to remain optimistic about its potential and are pleased with the results so far.”

In Other News

The company announced today that the Board of Directors has declared a quarterly cash dividend of 17  1⁄2 cents a share on its common stock. The dividend is payable August 7, 2015 to shareholders of record on July 10, 2015.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2015. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended May 31,
Condensed Consolidated Operating Results	2015	2014
Revenues	$150,576	$141,186
Cost of goods sold	113,032	105,798

Gross profit margin	37,544	35,388
Operating expenses	22,672	21,794

Operating income	14,872	13,594
Other expense	314	845

Earnings before income taxes	14,558	12,749
Income tax expense	5,387	4,717

Net earnings	$9,171	$8,032

Weighted average common shares outstanding
Basic	25,586,596	25,973,227

Diluted	25,599,055	25,987,377

Earnings per share
Basic	$0.36	$0.31

Diluted	$0.36	$0.31

Condensed Consolidated Balance Sheet Information	May 31, 2015	February 28, 2015
Assets
Current assets
Cash	$19,047	$15,346
Accounts receivable, net	62,174	62,865
Inventories, net	107,315	119,814
Other	15,274	18,517

	203,810	216,542

Property, plant & equipment	90,680	92,875
Other	142,153	143,845

	$436,643	$453,262

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,286	$21,275
Accrued expenses	19,172	18,972

	40,458	40,247

Long-term debt	85,500	106,500
Other non-current liabilities	21,662	21,835

Total liabilities	147,620	168,582

Shareholders’ equity	289,023	284,680

	$436,643	$453,262

	Three months ended May 31,
Condensed Consolidated Cash Flow Information	2015	2014
Cash provided by operating activities	$30,732	$13,312
Cash used in investing activities	(1,203)	(303)
Cash used in financing activities	(25,496)	(5,382)
Effect of exchange rates on cash	(332)	323

Change in cash	3,701	7,950
Cash at beginning of period	15,346	5,316

Cash at end of period	$19,047	$13,266